Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On September 14, 2021, GGH Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), merged with and into Support.com, Inc., a Delaware corporation (“Support.com”), with Support.com continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of the Company, pursuant to the previously announced Agreement and Plan of Merger, dated March 19, 2021 (the “Merger Agreement”), among the Company, Support.com and Merger Sub.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 was prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the Merger accounted for as a business combination, with the Company being deemed the acquiring company for accounting purposes. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, also gives effect to the Company’s reorganization from a limited liability company to a corporation, which occurred in January 2021.

The Company was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) the Company’s stockholders were expected to own approximately 90% of the fully-diluted common stock of the Company immediately following consummation of the Merger; (ii) the largest individual stockholder of the combined entity is an existing stockholder of the Company; (iii) directors appointed by the Company hold a majority of board seats of the combined company; and (iv) the Company’s senior management is the senior management of the combined company following consummation of the Merger.

The following unaudited pro forma condensed combined statements of operations are based on the Company’s historical financial statements and Support.com’s historical financial statements, as adjusted to give effect to the Merger as though it had occurred on January 1, 2021.

Because the Company is treated as the accounting acquirer, Support.com’s assets and liabilities have been measured and recognized at their fair values as of the transaction date, based on preliminary estimates, and combined with the results of operations of the Company after the consummation of the Merger.

The unaudited pro forma condensed combined statements of operations are based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that are preliminary estimates, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the pro forma adjustments are subject to further revision as additional information becomes available and additional analyses are performed. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed no later than one year from the date of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined statements of operations do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had the Company and Support.com been a combined company during the specified period. The actual results reported in periods following the Merger may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined statements of operations are described in the accompanying notes, which should be read together with the pro forma condensed combined statements of operations.

Unaudited Pro Forma Consolidated Statement of Operations—Year Ended December 31, 2021

(in thousands, except per share amounts)

	Greenidge Generation Holdings Inc.	Pre-Merger Support.com	Merger Pro Forma Adjustments	Note		Pro Forma Combined
Revenues	$107,277	$24,837	$—			$132,114
Cost of revenues (exclusive of depreciation and
amortization shown below)	33,820	15,706	(83)	(d	)	49,443
Engineering and IT	—	2,018	(16)	(d	)	2,002
Selling, general and administrative	27,156	12,788	(163)	(d	)	35,392
			(4,389)	(e	)
Merger and other costs	32,272		4,389	(e	)	36,661
Goodwill impairment charge	42,307					42,307
Depreciation and amortization	8,855		262	(d	)	9,772
			655	(b	)

Loss from operations	(37,133)	(5,675)	(655)			(43,463)
Interest income (expense) & other	(6,939)	229	—			(6,710)

Loss before income taxes	(44,072)	(5,446)	(655)			(50,173)
Income tax provision	408	73	(180)	(c	)	301

Net loss	$(44,480)	$(5,519)	$(475)			$(50,474)

Net income (loss) per common share:
Basic	$(1.41)					$(1.29)
Diluted	$(1.41)					$(1.29)
Weighted average common shares outstanding
Basic	31,995		7,033	(a	)	39,027
Diluted	31,995		7,033	(a	)	39,027

Basis of Presentation

The Company is the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH”) as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, the Company was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH, pursuant to which the Company acquired all of the ownership interests in GGH in exchange for 28,000,000 shares of the Company’s common stock.

The Company concluded that the Merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. The Company applied the acquisition method of accounting in accordance with ASC 805, with respect to the identifiable assets and liabilities of Support.com, which have been measured at estimated fair value as of the date of the business combination. Any excess of the acquisition price over the fair value of the assets and liabilities acquired is recorded as goodwill.

Pro forma adjustments

(a)

Reflects the impact on the weighted average shares of the issuance of 2,960,731 shares of the Company’s class A common stock to consummate the Merger, 562,174 shares for an Investor Fee and the issuance to and exercise of the B. Riley warrants associated with the successful completion of the Merger as if the Merger occurred on January 1, 2021. Reflects the impact on the weighted average shares of the conversion of the Company’s preferred stock to common stock as of January 29, 2021, the date of the private placement financing, since the conversion was caused by the Company’s class A common stock becoming publicly traded as a result of the Merger.

(b)

Reflects an adjustment for amortization of intangible assets, consisting of customer relationships and the Support.com trade name, recognized as a result of the Merger. The estimated value for the customer relationships is $3.3 million, which was determined by the present value of expected cash flows from such relationships. The estimated value of the customer relationships is assumed to be amortized over 4 years on a straight-line basis. The estimated value of the Support.com trade name is $0.5 million, which was based on the present value of discrete royalties avoided plus the present value of the tax amortization benefit. The estimated value of the trade name is assumed to be amortized over 5 years on a straight line basis.

(c)	Adjusts the tax provision to reflect the impact on the income tax provision resulting from the pro forma adjustments.

(d)	Adjusts Support.com’s results to present depreciation and amortization as a separate line item, consistent with the Company’s presentation.

(e)	Represents Merger related costs incurred by Support.com being reclassed to Merger and other costs.